EXHIBIT 99

BLACK HILLS CORPORATION REPORTS SECOND QUARTER 2005 RESULTS

AND RECENT DEVELOPMENTS

RAPID CITY, SD—August 9, 2005—Black Hills Corporation (NYSE: BKH) today announced financial results for the second quarter of 2005. For the three months ended June 30, 2005, net income was $14.9 million, or $0.45 per share, compared to $11.4 million, or $0.35 per share for the same period ended June 30, 2004. For the six months ended June 30, 2005, net income was $30.6 million, or $0.93 per share, compared to $21.1 million, or $0.65 per share for the same period ended June 30, 2004.

Income from continuing operations for the three months ended June 30, 2005 was $16.0 million, or $0.48 per share, compared to $9.7 million, or $0.30 per share for the same period in 2004. For the six months ended June 30, 2005, income from continuing operations was $32.8 million, or $0.99 per share, compared to $21.5 million, or $0.66 per share for the same period ended June 30, 2004. Compared to the second quarter of 2004, income from continuing operations in the second quarter of 2005 was primarily affected by the following factors:

• a $3.5 million, or $0.11 per share, increase in oil and gas production earnings;
• a $1.6 million, or $0.05 per share, increase in electric utility (Black Hills Power) earnings;
• a $1.1 million, or $0.03 per share, increase in energy marketing and transportation earnings; and
• a $0.9 million, or $0.03 per share, increase in power generation earnings; with an offsetting
• $1.8 million, or $0.05 per share, increase in corporate costs.

REVIEW OF RECENT ACTIVITY

David R. Emery, Chairman, President and Chief Executive Officer of Black Hills Corporation, said, “We demonstrated solid performance in several wholesale business segments during the second quarter of 2005. Oil and natural gas production, on an Mcf-equivalent basis, increased 17 percent in the second quarter, compared to quarterly results a year earlier. Our non-regulated power generation business increased its earnings by 17 percent. Energy marketing results improved from a mark-to-market unrealized gain from natural gas marketing for the quarter.”

Emery continued, “Regarding retail operations, our electric utility, Black Hills Power, showed a considerable improvement in earnings in the second quarter of 2005, compared to the same quarter last year when scheduled and unscheduled plant outages negatively affected results. While the increase in earnings in 2005 is encouraging, the electric utility in late July experienced an unscheduled outage at its 90 megawatt Neil Simpson II power plant. That plant, which has an exemplary availability record in its 10-year history, is expected to be out of service until the end of August. To meet our forecasted needs, we have obtained supplemental purchased power and additional natural gas supplies, which will affect third quarter 2005 financial results. The economic impact of this outage is expected to be in the range of $2.5 million to $3 million pretax, taking into account increased fuel costs, higher purchased power expenses and reduced coal sales.

“The integration of Cheyenne Light, Fuel & Power into our retail services group continued in the second quarter of 2005 and its performance was consistent with expectations. We look to increase long-term returns through a rate increase which would become effective in January 2006 upon approval by the Wyoming Public Service Commission,” Emery said. “We continue to make significant progress on obtaining necessary permits for our planned Wygen II power plant. This 90 megawatt, coal-fired, baseload facility is to be situated at our Wyodak mine located in the Powder River Basin near Gillette, Wyoming. Wygen II is expected to be a regulated asset of Cheyenne Light. We hope to begin construction yet this year with the goal of being fully operational in early 2008. With mine-mouth access to low-cost fuel, we believe this facility can provide economical power and price stability to our customers.”

Emery said, “On June 30, 2005, we sold our telecommunications business segment for approximately $103 million. Most of the cash proceeds were used to pay off the remaining $81 million of debt associated with our Fountain Valley power plant in Colorado. This debt reduction improved our total debt-to-capitalization ratio to 48 percent. With a strong balance sheet, we believe we are well-positioned to respond to future opportunities to expand our energy presence in the West.”

CONSOLIDATED FINANCIAL RESULTS

Black Hills Corporation (In thousands, except per share amounts)
	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenues:
Wholesale Energy Group	$ 239,785	$228,992	$ 465,416	$ 452,929
Retail Services Group	69,369	39,788	139,492	81,414
Corporate	289	157	554	466
	$ 309,443	$268,937	$ 605,462	$ 534,809

Net income (loss) available for common stock: Continuing operations –
Wholesale Energy Group	$ 14,795	$ 8,961	$ 28,055	$ 16,290
Retail Services Group	4,052	1,810	8,887	6,848
Corporate	(2,807)	(1,050)	(4,150)	(1,639)
	16,040	9,721	32,792	21,499
Discontinued operations (a)	(1,070)	1,794	(2,082)	(198)
Net income	14,970	11,515	30,710	21,301
Less: preferred stock dividends	(80)	(78)	(159)	(166)
	$ 14,890	$ 11,437	$ 30,551	$ 21,135

Weighted average common shares outstanding:
Basic –	32,562	32,404	32,503	32,348
Diluted –	33,203	32,951	33,121	32,884

Earnings per share:
Basic –
Continuing operations	$ 0.49	$ 0.30	$ 1.00	$ 0.66
Discontinued operations	(0.03)	0.05	(0.06)	(0.01)
Total	$ 0.46	$ 0.35	$ 0.94	$ 0.65
Diluted –
Continuing operations	$ 0.48	$ 0.30	$ 0.99	$ 0.66
Discontinued operations	(0.03)	0.05	(0.06)	(0.01)
Total	$ 0.45	$ 0.35	$ 0.93	$ 0.65

(a) 2005 reflects the after-tax results of operations at the Company’s communications business segment and the Pepperell power plant. 2004 includes the results of communications, Pepperell and a coal enhancement plant sold in 2004.

BUSINESS UNIT QUARTERLY PERFORMANCE SUMMARY

Wholesale Energy Group

Income from continuing operations from the Wholesale Energy business group for the three-month period ended June 30, 2005 was $14.8 million, a 65 percent increase compared to $9.0 million in 2004. Business segment results were as follows:

•      Power generation income from continuing operations was $6.1 million, compared to $5.2 million in 2004. Earnings for 2005 were higher primarily due to a mark-to-market gain on certain energy investments, offset in part by increased interest expense related to a write-off of deferred costs associated with the repayment of project debt.

•      Oil and gas income from continuing operations was $4.3 million compared to $0.8 million in 2004. Higher earnings were primarily the result of a 27 percent increase in natural gas volumes, partially offset by a 13 percent decrease in oil volumes sold, at average prices received (net of hedges) that were 32 percent higher for natural gas and 39 percent higher for oil. Operating expense increased 30 percent due primarily to the increase in production. On a per Mcf basis, lease operating expense increased 8 percent due to costs associated with the increase in production and a delay in certain LOE activities from the first quarter of 2005 that were performed in the second quarter due to inclement weather. Results for 2004 included a $2.5 million revenue accrual correction which had adversely affected results.

•      Energy marketing and transportation income from continuing operations was $2.7 million in 2005 compared to $1.6 million in 2004. The increase primarily resulted from a $3.4 million unrealized mark-to-market pretax gain in 2005, compared to a $0.1 million unrealized pretax gain in 2004. Physical natural gas average daily volume increased 50 percent to 1.6 million mmbtu (million British thermal units); however, marketing margins decreased significantly. Results were also impacted by lower oil marketing volumes and the planned shutdown and pressure testing of the Millennium pipeline in Texas. Following completion of the routine regulatory-required testing, that pipeline was placed back into service in August as scheduled.

•      Coal mining income from continuing operations was $1.7 million in 2005 compared to $1.4 million in 2004. The increase was primarily due to increased revenues and lower depletion costs, offset in part by increased production-related costs.

The following tables contain certain Wholesale Energy operating statistics:

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Coal mining:
Tons of coal sold	1,148,400	1,071,100	2,301,700	2,274,700

Oil and gas production:
Mcf equivalent sales	3,443,600	2,939,300	6,908,200	6,019,500

Energy marketing average daily volumes:
Natural gas physical –MMBtus	1,562,600	1,040,000	1,460,700	1,126,700
Natural gas financial –MMBtus	742,200	512,800	708,700	450,400
Crude oil–barrels	35,700	51,000	35,600	50,600

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Contracted fleet power plant availability	98.1%	98.3%	98.7%	98.4%

	June 30, 2005	June 30, 2004
IPP nameplate net capacity, MW	964	964

Retail Services Group

Income from continuing operations from the Retail Services business group for the three-month period ended June 30, 2005 was $4.1 million, compared to $1.8 million in 2004. Business segment results were as follows:

•      Net income from the Electric utility business segment (Black Hills Power) for the three months ended June 30, 2005 was $3.4 million, compared to $1.8 million in 2004. The increase was due to a $2.5 million increase in revenues, offset in part by higher fuel and purchased power expense, legal costs and compensation costs. In 2004, results were adversely affected by planned and unplanned power plant outages.

• Net income from the Electric and gas utility segment (Cheyenne Light, Fuel & Power) for the three months ended June 30, 2005 was $0.6 million. This utility was acquired on January 21, 2005.

The following tables provide certain Retail Services operating statistics:

Electric Utility (Black Hills Power)	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Retail sales–MWh	365,858	345,614	766,184	740,756
Contracted wholesale sales	150,659	138,106	311,997	299,695
Off-system sales–MWh	212,460	226,099	400,074	384,887
Electric and Gas Utility (Cheyenne Light, Fuel & Power)	Three months ended June 30, 2005		Jan. 21, 2005 to June 30, 2005
Electric sales – MWh	251,550		428,650
Gas sales – Dekatherm (Dth)	1,010,900		2,347,700
Gas transport – Dth	2,023,400		4,241,000

Corporate

Corporate losses for the three-month period ended June 30, 2005 increased to ($2.8) million after tax, compared to ($1.1) million for the same period in 2004. The increase was due to increases in unallocated costs related to compensation expense, professional fees and certain development costs.

Discontinued operation

The Communications business segment was sold on June 30, 2005 and accordingly has been reported as a discontinued operation. This segment had a loss of ($1.0) million in the second quarter of 2005, including a ($7.2) million pretax loss on sale. The second quarter 2004 loss was ($0.2) million.

EARNINGS GUIDANCE AFFIRMED

The Company continues to expect income from continuing operations to be in the range of $1.90 to $2.05 per share for the year 2005. The Neil Simpson II power plant outage described earlier is expected to lower income from continuing operations by $0.05 to $0.06 per share from previous Company forecasts. However, during the latter half of 2005, corporate performance could benefit from continued strong oil and gas production and prices. In addition, energy marketing results are expected to improve, due to anticipated higher natural gas marketing volumes and improved natural gas margins.

RECENT DIVIDEND DECLARATION

As previously disclosed, the Board of Directors recently declared quarterly dividends on the common stock. Common shareholders will receive 32 cents per share, equivalent to an annual dividend rate of $1.28. Dividends will be payable September 1, 2005, to all shareholders of record at the close of business on August 18, 2005.

EARNINGS CONFERENCE CALL

The Company will conduct a conference call Wednesday, August 10, 2005 beginning at 11:00 a.m. Eastern Time to discuss financial and operating performance. The conference call will be open to the public. The call can be accessed by dialing, toll-free, (877) 209-0397. When prompted, indicate that you wish to participate in the “Black Hills Quarterly Earnings Conference Call.” A replay of the conference call will be available through August 17, 2005 by dialing (800) 475-6701 (USA) or (320) 365-3844 (international). The access code is 791567.

ABOUT BLACK HILLS CORPORATION

Black Hills Corporation is a diversified energy company. Black Hills Energy, the wholesale energy business unit, generates electricity, produces natural gas, oil and coal, and markets energy. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Cheyenne Light, Fuel & Power, an electric and gas distribution utility serving the Cheyenne, Wyoming vicinity. More information is available at our Internet web site: www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this release include “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this Form 10-Q that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the risk factors described in Items 1 and 2 of our 2004 Annual Report on Form 10-K and in Item 2 of Part I of our quarterly report on Form 10-Q filed with the SEC, and the following:

• The amount and timing of capital deployment in new investment opportunities or for the repurchase of debt or stock;

•      The volumes of our production from oil and gas development properties, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the availability of specialized contractors, work force, and equipment;

• The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;
• Our ability to successfully integrate CLF&P into our operations;
• Unfavorable rulings in the rate cases filed by CLF&P with the WPSC and in the periodic applications to recover costs for fuel and purchased power;
• Changes in business and financial reporting practices arising from the repeal of the Public Utilities Holding Company Act and other provisions of the recently enacted Energy Policy Act of 2005.
• Our ability to remedy any deficiencies that may be identified in the periodic review of our internal controls;

•      The timing and extent of changes in energy-related and commodity prices, interest rates, energy and commodity supply or volume, the cost of transportation of commodities, and demand for our services, all of which can affect our earnings, liquidity position and the underlying value of our assets;

• The timing and extent of scheduled and unscheduled outages of power generation facilities;
• General economic and political conditions, including tax rates or policies and inflation rates;
• Our use of derivative financial instruments to hedge commodity, currency exchange rate and interest rate risks;
• The creditworthiness of counterparties to trading and other transactions, and defaults on amounts due from counterparties;
• The amount of collateral required to be posted from time to time in our transactions;
• Changes in or compliance with laws and regulations, particularly those relating to taxation, safety and protection of the environment;
• Changes in state laws or regulations that could cause us to curtail our independent power production;
• Weather and other natural phenomena;
• Industry and market changes, including the impact of consolidations and changes in competition;
• The effect of accounting policies issued periodically by accounting standard-setting bodies;
• The cost and effects on our business, including insurance, resulting from terrorist actions or responses to such actions;
• Capital market conditions, which may affect our ability to raise capital on favorable terms;
• Price risk due to marketable securities held as investments in benefit plans;
• Obtaining adequate cost recovery for our retail operations through regulatory proceedings; and
• Other factors discussed from time to time in our other filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.